HomeStreet Bank Completes Purchase of Silvergate Bank’s San Marcos Branch and Hiring of Business Lending Team

Transition Finalizes March 25 as HomeStreet Expands in Northern San Diego County

SEATTLE & SAN DIEGO (March 25, 2019) - HomeStreet Bank, one of the largest community banks on the West Coast, completed its previously announced purchase of the San Marcos, Calif. deposit branch of Silvergate Bank, including certain related commercial loans, and hired its business lending team.

With this acquisition, HomeStreet Bank has increased its retail deposit branches to five in San Diego County and 17 total in Southern California.

“We welcome the employees of the San Marcos branch and the business lending team and the acquired customers of Silvergate Bank to our growing banking business in Southern California,” said Mark K. Mason, HomeStreet chairman, president and CEO. “We’re particularly excited to welcome such talented business bankers from Silvergate to the HomeStreet team, including a new Regional President of Commercial Lending and a new Branch Manager.”

“I’m excited to join the HomeStreet Bank team and to bring HomeStreet’s broad menu of products and services to our customers,” said Dino D’Auria, HomeStreet SVP, San Diego Regional President of Commercial Lending.

Silvergate employee Christian Weissmann will also join HomeStreet Bank’s team as Branch Manager. The branch is located at 277 Rancheros Drive, Suite 300, in San Marcos, Calif, a growing area of Northern San Diego County. It will begin operating as HomeStreet Bank on Monday, March 25, 2019.

Forward-Looking Statements

This press release contains forward-looking statements concerning HomeStreet, Inc. and HomeStreet Bank, and their operations, performance and likelihood of success. All statements other than statements of historical fact are forward-looking statements. In particular, statements about the successful integration of employees and customers and expectation of growth opportunities in the San Diego County market, as well as statements that anticipate these events, are forward looking in nature. Forward-looking statements are based on many beliefs, assumptions, estimates and expectations of our future performance, taking into account information currently available to us, and include statements about the competitiveness of the banking industry. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond HomeStreet’s control. You should consider, among other things, the risk factors included in our periodic reports filed with the Securities and Exchange Commission, including but not limited to our most recent Annual Report on Form 10-K for the year ended December 31, 2018. Forward-looking statements speak only as of the date made, and we do not undertake to update them to reflect changes or events that occur after that date.

About HomeStreet, Inc.
Now in its 98th year HomeStreet, Inc. (Nasdaq:HMST) is a diversified financial services company headquartered in Seattle, Washington and is the holding company for HomeStreet Bank, a state-chartered, FDIC-insured commercial bank. HomeStreet offers consumer, commercial and private banking services, investment and insurance products and originates residential and commercial mortgages and construction loans for borrowers located in the Western United States and Hawaii. Certain information about our business can be found on our investor relations web site, located at http://ir.homestreet.com. HomeStreet Bank is a member of the FDIC and an Equal Housing Lender.

Media contact:

Investor contact:
Gerhard Erdelji, Investor Relations Officer
gerhard.erdelji@homestreet.com
206-515-4039

or

Media contact:
Michael Brandt
michael.brandt@homestreet.com
206-876-5506